EXECUTIVE SEVERANCE
AND CHANGE IN CONTROL AGREEMENT

In this Executive Severance and Change in Control Agreement dated as of ________ __, 200_ (the "Agreement"), Centene Corporation, including its subsidiaries (collectively referred to as the "Company"), and __________________________ ("Executive"), intending to be legally bound and for good and valuable consideration, agree as follows:

    Definitions. For purposes of this Agreement, the following terms shall have the definitions as set forth below:

      "Accrued Obligations" shall mean, as of the date of termination, the sum of (A) Executive's then-current base salary (disregarding any reduction constituting Good Reason) through the date of termination to the extent not theretofore paid, (B) any vacation pay, expense reimbursements and other cash entitlements accrued by Executive as of the date of termination to the extent not theretofore paid, and (C) all other benefits which have been earned and accrued as of the date of termination. For the purpose of this definition of "Accrued Obligations", except as provided in the applicable plan, program or policy, amounts shall be deemed to accrue ratably over the period during which they are earned, but no discretionary compensation shall be deemed earned or accrued until it is specifically approved by the Company's Chief Executive Officer or his/her designee in accordance with the applicable plan, program or policy.

      "Cause" shall mean (A) Executive's willful and continued failure to perform substantially the duties of his/her employment (other than due to physical or mental incapacity) or (B) Executive's willful engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company; provided, however, that no act or failure to act, on the part of Executive, shall be considered "willful" unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive's action or omission was in the best interests of the Company; provided further that no act or omission by Executive shall constitute Cause hereunder unless the Company has given detailed written notice thereof to Executive, and Executive has failed to remedy such act or omission within fifteen (15) days after receiving such notice.

      "Change in Control" shall be deemed to have occurred if any of the events set forth in any one of the following clauses shall occur: (A) any Person (as defined in section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as such term is modified in sections 13(d) and 14(d) of the Exchange Act), excluding a group of persons including Executive, is or becomes the "beneficial owner" (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company's then outstanding securities; (B) individuals who, as of the date of this Agreement, constitute the Board (the "Incumbent Board"), cease for any reason to constitute a majority thereof (provided, however, that an individual becoming a director subsequent to the date of this Agreement whose election, or nomination for election by the Company's stockholders, was approved by at least a majority of the directors then comprising the Incumbent Board shall be included within the definition of Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual election contest (or such terms used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board); or (C) the stockholders of the Company consummate a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation.

      "Code" shall mean the Internal Revenue Code of 1986, as amended.

      "Good Reason" shall mean, at or after a Change in Control, (i) a reduction in Executive's annual base salary or annual bonus potential from those in effect immediately prior to the Change in Control, (ii) a material adverse change in Executive's position with the Company or the nature or scope of Executive's duties from those in effect immediately prior to the Change in Control, and (iii) a request by the Company or the entity surviving the transaction that resulted in the Change in Control that Executive relocate outside of the [St. Louis] metropolitan area which Executive refuses, and which reduction, change or relocation is not remedied in a reasonable period of time (which shall not be greater than thirty (30) days) after receipt of written notice from Executive specifying that "Good Reason" exists for purposes of this Agreement.

      "Qualifying Termination" shall mean a termination of Executive's employment by the Company without Cause (and other than due to Executive's death or disability) or by Executive at or after a Change in Control for Good Reason.

    Employee Benefits; Vacation. The Executive and/or the Executive's dependents, as the case may be, shall participate in employee and executive retirement, medical, dental, vision, disability, group and/or executive life, accidental death and travel accident insurance, and similar benefit plans and programs of the Company, subject to the terms and conditions thereof, as in effect from time to time with respect generally to senior executives employed by the Company. Executive shall be entitled to paid vacation in accordance with the policies and practices of the Company as in effect from time to time with respect to senior executives employed by the Company, but in no event shall such vacation time be less than four (4) weeks per calendar year (prorated for the portion of the calendar year during which the Executive is employed by the Company).

    Severance Pay. Should Executive's employment with the Company be terminated due to a Qualifying Termination that is not a Change in Control Termination, in addition to the Executive's Accrued Obligations, the Company agrees to pay or provide the following compensation and benefits:

      Severance pay to Executive in the form of twelve (12) months of salary continuation determined using Executive's then-current base salary (disregarding any reduction constituting Good Reason).

      A prorated annual bonus for the year in which Executive's date of termination occurs based on the degree of achievement of goals under the bonus program in effect at the time of termination and the portion of the year elapsed as of the date of termination. The degree of achievement of goals shall be determined in accordance with the bonus program, except that should any goals be of a subjective nature, the degree of achievement therefor shall be determined by the Company in its sole discretion. Any such bonus amount shall be paid at the same time as annual bonuses for the year are paid to the Company's officers generally.

      Subject to Section 7, during the twelve (12) month period of salary continuation, the Company shall pay for a portion of the health, dental [and vision] insurance continuation coverage (collectively "Medical Coverage") to which the Executive is entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), subject to the Executive's timely election of COBRA healthcare continuation coverage. For such twelve (12) month period, the terminated Executive will be responsible to pay contributions for Medical Coverage provided under this Section 3(c) in the same amount as is charged to active employees for similar coverage, rather than the full COBRA premium amount, and the Company shall pay the remainder of the COBRA premium amount.

      Subject to Section 7, during the twelve (12) month period of salary continuation, the Executive's existing equity awards shall continue to vest, and options shall continue to be exercisable to the extent that their original terms have not then expired.

    Change in Control. The Company shall pay to Executive the severance described in Section 5 if Executive's employment with the Company and all its subsidiaries is terminated under the circumstances described below (a "Change in Control Termination"):

      The Executive's employment with the Company and all of its subsidiaries is terminated:

        On the day of, or within twenty-four (24) months after, the occurrence of a Change in Control; or

        Prior to a Change in Control but at the request of any third party participating in or causing the Change in Control; or

        Otherwise in connection with or in anticipation of a Change in Control; and

      The termination of Executive's employment was a Qualifying Termination.

    Change in Control Severance Pay.

      In the event of a Change in Control Termination, in addition to the Executive's Accrued Obligations, the Company agrees to pay Executive severance pay equal to the product of (x) the sum of (i) the Executive's annual base salary, plus (ii) the average of the last two (2) annual cash bonuses paid to the Executive during the two (2) most recently completed full fiscal years of the Company, multiplied by two. Such amount will be paid in an undiscounted lump sum. In addition, Executive will receive a prorated target annual bonus (based on the Executive's position and as determined by the Compensation Committee of the Board) for the year in which such termination occurs. During the eighteen (18) month period following the Change in Control Termination, the Company shall pay for the Executive's entire Medical Coverage to which Executive is entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985. The Company will continue to maintain and pay all expenses associated with the corporate-owned life insurance policy for the benefit of Executive's beneficiaries for the remainder of Executive's life. For purposes of calculating the amount of severance in this Section 5(a) due as a result of a Qualifying Termination, the Executive's base salary will be based on the highest amount of such base salary during the two (2) year period ending on the date of termination.

      Any stock awards, stock options, stock appreciation rights or other equity-based awards that were outstanding immediately prior to the Change in Control Termination shall, to the extent not then vested, fully vest and become exercisable as of the date of the Change in Control Termination and Executive shall have the right to exercise any such stock option, stock appreciation right, or other exercisable equity-based award until the earlier to occur of (i) one (1) year from the date of the Change in Control Termination and (ii) the expiration date of such stock option, stock appreciation right or other equity-based award as set forth in the agreement evidencing such award.

    Gross-Up Payment. If, for any reason, any part or all of the amounts payable to Executive under this Agreement (or otherwise, if such amounts are in the nature of compensation paid or payable by the Company or any of its subsidiaries after there has been a Change in Control) are deemed to be "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code or any successor or similar provision, subject to the following provisions of this Section 6, the Company shall pay to Executive, in addition to all other amounts that Executive may be entitled to receive, an amount which, after all federal, state, and local taxes (of whatever kind) imposed on Executive with respect to such amount are subtracted therefrom, is equal to the excise taxes (which shall include any interest and penalties related thereto) imposed on such excess parachute payments pursuant to Section 4999 of the Code or any successor or similar provision. In the event the amount of excess parachute payments paid or payable to Executive do not exceed 330% of Executive's "base amount" determined pursuant to Section 280G of the Code, then the additional payment described in the preceding sentence shall not be paid and the severance pay payable to Executive hereunder shall be reduced such that no amounts paid or payable to Executive shall be deemed excess parachute payments subject to excise tax under Section 4999 of the Code. All determinations required to be made under this Section 6 and the assumptions to be utilized in arriving at such determination shall be made by an independent, nationally recognized accounting firm mutually designated by the Company (the "Auditor"). The Auditor shall provide detailed supporting calculations to both the Company and the Employee within fifteen (15) business days of the receipt of notice from the Executive or the Company that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Auditor shall be paid by the Company. All determinations made by the Auditor shall be binding upon the Company and the Executive.

    Conditions. Any payments or benefits made or provided pursuant to this Agreement are subject to Executive's:

        compliance with the provisions of Section 8 hereof;

        delivery to the Company of an executed General Release, which shall be substantially in the form attached hereto as Exhibit A, with such changes therein or additions thereto as needed under then applicable law to give effect to its intent and purpose; and

        delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans.

    Notwithstanding the due date of any post-employment payments, any amounts due under this Agreement shall not be due until after the expiration of any revocation period applicable to the General Release. Nevertheless, upon any termination of Executive's employment, Executive shall be entitled to receive the Accrued Obligations, payable within thirty (30) days after the date of termination or in accordance with the applicable plan, program or policy.

    Executive's Covenants. Executive acknowledges that the above consideration, absent this Agreement, is beyond what the Company is obligated to pay. In consideration of the opportunity for severance benefits and payments specified above, and other good and valuable consideration, Executive agrees to the following, which shall continue to apply in the event Executive's employment is terminated by either party for any reason:

      Confidential Information. As used in this Section 8, "Confidential Information" shall mean the Company's trade secrets and other non-public proprietary information relating to the Company or the business of the Company, including information relating to financial statements, customer lists and identities, potential customers, customer contacts, employee skills and compensation, employee data, suppliers, acquisition targets, servicing methods, equipment, programs, strategies and information, analyses, marketing plans and strategies, profit margins, financial, promotional, marketing, training or operational information, and other information developed or used by the Company that is not known generally to the public or the industry. Confidential Information shall not include any information that is in the public domain or becomes known in the public domain through no wrongful act on the part of Executive.

      Non-Disclosure. Executive agrees that the Confidential Information is a valuable, special and unique asset of the Company's business, that such Confidential Information is important to the Company and the effective operation of the Company's business, and that during employment with the Company and at all times thereafter, Executive shall not, directly or indirectly, disclose to any competitor or other person or entity (other than current employees of the Company) any Confidential Information that Executive obtains while performing services for the Company, except as may be required in Executive's reasonable judgment to fulfill his/her duties hereunder or to comply with any applicable legal obligation.

      Non-Competition; Non-Solicitation.

        During Executive's employment with the Company and for the period of twelve (12) months immediately after the termination of Executive's employment with the Company for any cause whatsoever, Executive shall not invest in (other than in a publicly traded company with a maximum investment of no more than 1% of outstanding shares), counsel, advise, consult or be otherwise engaged or employed by any entity or enterprise ("Competitor") that competes with (A) the Company's business of providing Medicaid managed care services, Medicaid-related services, and behavior health, nurse triage and pharmacy compliance specialty services or (B) any other business in which, after the date of this Agreement, the Company becomes engaged (or has taken substantial steps in which to become engaged) on or prior to the date of termination of Executive's employment, regarding which business Executive has acquired confidential information, and regarding which business constitutes (or is expected to constitute if only then recently commenced) more than 5% of the annual gross revenues of the Company or, as conducted by such Competitor, more than 35% of the Competitor's annual gross revenues.

        During Executive's employment with the Company and for the period of twelve (12) months immediately after the termination of Executive's employment with the Company for any cause whatsoever ("Restricted Period"), Executive will not, either directly or indirectly, either for himself or for any other person, firm, company or corporation, call upon, solicit, divert, or take away, or attempt to solicit, divert or take away any of the customers, prospective customers, business, vendors or suppliers of the Company that Executive had dealings with, or responsibility for, or Executive had access to confidential information of, such customers, vendors or suppliers.

        Executive shall not, at any time during the Restricted Period, without the prior written consent of the Company, (1) directly or indirectly, solicit, recruit or employ (whether as an employee, officer, director, agent, consultant or independent contractor) any person who was or is at any time during the previous six (6) months an employee, representative, officer or director of the Company; or (2) take any action to encourage or induce any employee, representative, officer or director of the Company to cease their relationship with the Company for any reason.

      Enforcement. If any of the provisions or subparts of this Section 8 shall be held to be invalid or unenforceable by a court of competent jurisdiction, the remaining provisions or subparts thereof shall nevertheless continue to be valid and enforceable according to their terms. Further, if any restriction contained in the provisions or subparts of this Section 8 is held to be overbroad or unreasonable as written, the parties agree that the applicable provision should be considered to be amended to reflect the maximum period, scope or geographical area deemed reasonable and enforceable by the court and enforced as amended.

      Remedy for Breach.

        Because Executive's services are unique and because Executive has access to the Company's Confidential Information, the parties agree that any breach or threatened breach of this Section 8 will cause irreparable harm to the Company and that money damages alone would be an inadequate remedy. The parties therefore agree that, in the event of any breach or threatened breach of this Section 8, and in addition to all other rights and remedies available to it, the Company may apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief, without a bond, in order to enforce or prevent any violations of the provisions of this Section 8.

        Executive acknowledges and agrees that nothing contained herein shall be construed to be an excessive remedy to prohibit the Company from pursuing any other remedies available to it for such actual or threatened breach, including but not limited to the recovery of money damages, proximately caused by Executive's breach of this Section 8.

      Survival. The provisions of this Section 8 shall survive and continue in full force in accordance with their terms notwithstanding any termination of this Agreement or any termination of Executive's employment for any reason (whether voluntary or involuntary).

    Outplacement. For a period of up to six (6) months from the date of the Qualifying Termination, the Company shall provide outplacement services to Executive. Outplacement services shall be provided by an entity mutually agreed upon by the Company and Executive.

    No Mitigation; Limited Offset. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to him/her hereunder, and such amounts shall not be reduced whether or not Executive obtains other employment.

    Reformation. If any provision(s) of this Agreement shall be found invalid, illegal, or unenforceable, in whole or in part, then such provision(s) shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted or as if such provision(s) had not been originally incorporated herein, as the case may be.

    Governing Law; Venue. This Agreement will be governed under the internal laws of the State of Missouri, without regard to its conflict of law principles. Executive agrees that the State and Federal courts located in the State of Missouri shall have exclusive jurisdiction in any action, suit or proceeding based on or arising out of this Agreement, and Executive hereby: (a) submits to the personal jurisdiction of such courts; (b) consents to the service of process in connection with any action, suit, or proceeding against Executive; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, venue or service of process.

    Attorneys' Fees. Executive and the Company agree that, in the event a dispute arises that concerns this Agreement, the Prevailing Party shall be entitled to recover all of their reasonable fees and expenses, including, without limitation, reasonable attorneys' fees and expenses incurred in connection with the dispute. A "Prevailing Party" is one who is successful on any significant substantive issue in the action and achieves either a judgment in such party's favor or some other affirmative recovery.

    No Contract of Employment. This Agreement does not constitute a contract of employment, and Executive acknowledges that Executive's employment with the Company is terminable at will by either party with or without cause and with or without notice.

    Conflict. If any provision of this Agreement conflicts with any other agreement, policy, plan, practice or other the Company document, then the provisions of this Agreement will control. This Agreement will supersede any prior agreement between Executive and the Company with respect to the subject matter contained herein and may be amended only by a writing signed by an officer of the Company.

    Withholding. All compensation paid or provided to Executive under this Agreement shall be subject to any applicable income, payroll or other tax withholding requirements.

    Assignment. This Agreement shall be for the benefit of and shall be binding upon the Company and Executive and their respective heirs, personal representatives, legal representatives, successors and assigns.

    Counterparts. This Agreement may be executed in one or more counterparts, which together shall constitute a valid and binding agreement.

IN WITNESS WHEREOF, Executive and the Company, by its duly authorized representatives, have executed this Agreement effective as of the date set forth below.

CENTENE CORPORATION
NAME OF EXECUTIVE	By:
Date	Date

GENERAL RELEASE OF ALL CLAIMS

  For valuable consideration, the adequacy of which is hereby acknowledged, the undersigned ("Executive"), on his/her own behalf and on behalf of his/her heirs, executors, administrators, successors, representatives and assigns, does herein unconditionally release, waive, and fully discharge Centene Corporation and its subsidiaries (including successors and assigns thereof) (collectively, the "Company"), and all of their respective past, present and future employees, officers, directors, agents, affiliates, parents, predecessors, administrators, representatives, attorneys, and shareholders, and employee benefit plans, from any and all legal claims, liabilities, suits, causes of action (whether before a court or an administrative agency), damages, costs, attorneys' fees, interest, injuries, expenses, debts, or demands of any nature whatsoever, known or unknown, liquidated or unliquidated, absolute or contingent, at law or in equity, which were or could have been filed with any Federal, state, or local court, agency, arbitrator or any other entity, based directly or indirectly on Executive's employment with and separation from the Company or based on any other alleged act or omission by or on behalf of the Company prior to Executive's signing this General Release. Without limiting the generality of the foregoing terms, this General Release specifically includes all claims based on the terms, conditions, and privileges of employment, and those based on breach of contract (express or implied), tort, harassment, intentional infliction of emotional distress, defamation, negligence, privacy, employment discrimination, retaliation, discharge not for just cause, constructive discharge, wrongful discharge, the Age Discrimination in Employment Act, as amended (the "ADEA"), Executive Order 11,141 (age discrimination), Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866 and 1871, 41 U.S.C. 1981 (discrimination), 29 U.S.C. 206(d)(1) (equal pay), Executive Order 11,246 (race, color, religion, sex and national origin discrimination), the National Labor Relations Act, the Fair Labor Standards Act, the Americans with Disabilities Act of 1990, the Family Medical Leave Act, the Immigration Reform and Control Act, the Vietnam Era Veterans Readjustment Assistance Act, 503-504 of the Rehabilitation Act of 1973 (handicap rehabilitation), Executive Retirement Income Security Act of 1974, as amended, any federal, state or local fair employment, human rights wage and hour laws and wage payment laws, and any and all other Federal, state, local or other governmental statutes, laws, ordinances, regulations and orders, under common law, and under any Company policy, procedure, bylaw or rule. This General Release shall not waive or release any rights or claims that Executive may have which arise after the date of this General Release and shall not waive post-termination health-continuation insurance benefits required by state or Federal law.

  Executive intends this General Release to be binding on his/her successors, and Executive specifically agrees not to file or continue any claim in respect of matters covered by Section 1, above. Executive further agrees never to institute any suit, complaint, proceeding, grievance or action of any kind at law, in equity, or otherwise in any court of the United States or in any state, or in any administrative agency of the United States or any state, county or municipality, or before any other tribunal, public or private, against the Company arising from or relating to his/her employment with or his/her termination of employment from the Company and/or any other occurrences to the date of this General Release, other than a claim challenging the validity of this General Release under the ADEA or respecting any matters not covered by this General Release.

  Executive is further waiving his/her right to receive money or other relief in any action instituted by him/her or on his/her behalf by any person, entity or governmental agency in respect of matters covered by this General Release. Nothing in this General Release shall limit the rights of any governmental agency or his/her right of access to, cooperation or participation with any governmental agency, including without limitation, the United States Equal Employment Opportunity Commission. Executive further agrees to waive his/her rights under any other statute or regulation, state or federal, which provides that a general release does not extend to claims which Executive does not know or suspect to exist in his/her favor at the time of executing this General Release, which if known to him/her must have materially affected his/her settlement with the Company.

  Executive agrees that Executive shall not be eligible and shall not seek or apply for reinstatement or re-employment with the Company and agrees that any application for re-employment may be rejected without explanation or liability pursuant to this provision.

  In further consideration of the promises made by the Company in this General Release, Executive specifically waives and releases the Company from all claims Executive may have as of the date of this General Release, whether known or unknown, arising under the ADEA. Executive further agrees that:

    Executive's waiver of rights under this General Release is knowing and voluntary and in compliance with the Older Workers Benefit Protection Act of 1990 ("OWBPA");

    Executive understands the terms of this General Release;

    The consideration offered by the Company under Executive Severance and Change in Control Agreement in exchange for the General Release represents consideration over and above that to which Executive would otherwise be entitled, and that the consideration would not have been provided had Executive not agreed to sign the General Release and did not sign the Release;

    The Company is hereby advising Executive in writing to consult with an attorney prior to executing this General Release;

    The Company is giving Executive a period of twenty-one (21) days within which to consider this General Release;

    Following Executive's execution of this General Release, Executive has seven (7) days in which to revoke this General Release by written notice. An attempted revocation not actually received by the Company prior to the revocation deadline will not be effective;

    This General Release and all Executive Severance and Change in Control Agreement shall be void and of no force and effect if Executive chooses to so revoke, and if Executive chooses not to so revoke this General Release shall then become effective and enforceable.

  This General Release does not waive rights or claims that may arise under the ADEA after the date Executive signs this General Release. To the extent barred by the OWBPA, the covenant not to sue contained in Section 2 does not apply to claims under the ADEA that challenge the validity of this General Release.

  To revoke this General Release, Executive must send a written statement of revocation to:

  Centene Corporation

  7711 Carondelet Avenue

  Clayton, Missouri 63105

  Attn: SVP, Chief Administrative Officer

  The revocation must be received no later than 5:00 p.m. on the seventh day following Executive's execution of this General Release. If Executive does not revoke, the eighth day following Executive's acceptance will be the "effective date" of this General Release.

  This General Release shall be governed by the internal laws (and not the choice of laws) of the State of Missouri, except for the application of pre-emptive Federal law.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Date: ______________	Executive